Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	Eileen L. Beck
	(717) 225-2794	(717) 225-2793

GLATFELTER REPORTS SECOND QUARTER 2017 RESULTS

YORK, Pennsylvania – August 1, 2017 – Glatfelter (NYSE: GLT) today reported a net loss of $5.7 million, or $0.13 per share for the second quarter of 2017 compared with net income of $2.0 million, or $0.04 per diluted share in the second quarter of 2016.  On an adjusted earnings basis, the loss for the second quarter of 2017 was $2.6 million, or $0.06 per share compared with adjusted earnings of $2.8 million, or $0.06 per diluted share, for the same period a year ago.  Adjusted earnings is a non-GAAP measure for which a reconciliation is provided within this release.

Consolidated net sales totaled $387.3 million and $406.4 million for the three months ended June 30, 2017 and 2016, respectively.  In the Composite Fibers and Advanced Airlaid Materials business units, net sales increased by 1.4% and 4.9%, respectively, on a constant currency basis.  Specialty Papers’ net sales declined 8.6% in the quarter-over-quarter comparison.

“We had solid growth in shipping volumes and improved performance in our engineered materials businesses during the quarter,” said Dante C. Parrini, Chairman and Chief Executive Officer.  “However, our overall results for the quarter were lower than expected due to continued weakness in Specialty Papers’ markets.  Volumes in our Composite Fibers business strengthened, increasing 3% over last year’s second quarter and 4% year-to-date, driven by improved demand across most product lines and particularly wall cover products.  While we are seeing steady growth in the Composite Fibers business, we remain focused on our cost optimization initiatives that are expected to deliver $10 million in cost savings in 2017.  The Advanced Airlaid Materials business performed well delivering top-line growth and improved profitability, as operating income increased 11% over the prior-year quarter and 10% for the year.  For the remainder of 2017, we expect continued growth in shipments and strong operating performance from our engineered materials businesses.  We also look forward to the incremental growth expected from our new Fort Smith, Arkansas facility coming on-line later this year with commercial shipments beginning early 2018.”

Mr. Parrini continued, “The prolonged supply-demand imbalance in the broader uncoated free sheet market is continuing to put pressure on industry operating rates and selling prices and is driving the need to address excess capacity and our cost structure.  Last week, we announced aggressive cost reduction actions including the shutdown of a paper machine at our Chillicothe, Ohio, facility, and headcount reductions of approximately 120 positions across the Specialty Papers business.  We anticipate these actions will deliver approximately $9 million in annual profit improvement.  While these are difficult decisions, we are committed to taking the steps necessary to maintain Specialty Papers’ competitiveness and position Glatfelter for long-term success.”

- more -

Glatfelter Reports Second Quarter 2017 Results	page 2

The following table sets forth a reconciliation of net income (loss) on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended June 30
	2017		2016
In thousands, except per share	Amount	EPS	Amount	Diluted EPS

Net income (loss)	$(5,714)	$(0.13)	$1,965	$0.04
Adjustments (pre-tax)
Specialty Papers' environmental compliance	216		1,088
Airlaid capacity expansion costs	2,495		201
Cost optimization actions	775		—
Timberland sales and related costs	(74)		—
Total adjustments (pre-tax)	3,412		1,289
Income taxes (1)	(317)		(487)
Total after-tax adjustments	3,095	0.07	802	0.02
Adjusted earnings (loss)	$(2,619)	$(0.06)	$2,767	$0.06

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related impact of valuation allowances.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Second Quarter Business Unit Results

Composite Fibers

	Three months ended June 30
Dollars in thousands	2017	2016	Change

Tons shipped	41,891	40,676	1,215	3.0%
Net sales	$133,137	$136,386	$(3,249)	(2.4)%
Operating income	14,685	15,306	(621)	(4.1)%
Operating margin	11.0%	11.2%

Composite Fibers’ net sales decreased $3.2 million, or 2.4%, primarily due to $5.2 million of unfavorable currency translation and $2.1 million from lower selling prices partially offset by higher shipping volumes.

Composite Fibers’ second quarter of 2017 operating income totaled $14.7 million, a decrease of $0.6 million compared to the year-ago period.  The negative impact from lower selling prices more than offset the $0.6 million benefit from higher shipping volume.  Improved operations and cost reduction efforts implemented earlier this year delivered a $2.1 million benefit and were partially offset by $1.3 million of higher freight costs including expedited shipping to serve customer demand.

Advanced Airlaid Materials

	Three months ended June 30
Dollars in thousands	2017	2016	Change

Tons shipped	25,507	24,365	1,142	4.7%
Net sales	$62,836	$60,756	$2,080	3.4%
Operating income	7,544	6,768	776	11.5%
Operating margin	12.0%	11.1%

Advanced Airlaid Materials’ net sales increased $2.1 million in the year-over-year comparison primarily due to a 4.7% increase in shipping volumes from continued growth of personal hygiene products and wipes.

Glatfelter Reports Second Quarter 2017 Results	page 3

Operating income for the second quarter of 2017 totaled $7.5 million, or 11.5% higher than the comparable period a year ago.  A $0.9 million benefit from higher volumes was partially offset by general cost inflation.  Foreign currency translation increased operating income by $0.5 million.

Specialty Papers

	Three months ended June 30
Dollars in thousands	2017	2016	Change

Tons shipped	184,129	194,702	(10,573)	(5.4)%
Net sales	$191,368	$209,270	$(17,902)	(8.6)%
Energy and related sales, net	981	2,001	(1,020)	(51.0)%
Operating loss	(13,780)	(5,763)	(8,017)	139.1%
Operating margin	(7.2)%	(2.8)%

Specialty Papers’ net sales decreased $17.9 million, or 8.6%, due to a 5.4% decrease in shipping volumes together with a $5.3 million impact from lower selling prices.

Specialty Papers’ operating loss totaled $13.8 million in the second quarter of 2017, compared with a loss of $5.8 million the same period a year ago.  Specialty Papers’ markets continued to be impacted by a supply-demand imbalance resulting in lower selling prices and shipping volumes adversely impacting operating results by $7.9 million coupled with market-related downtime of $5.6 million.  In addition, lower energy and related sales and higher raw material and energy costs adversely impacted the year-over-year comparison by $2.9 million.  Operating results for both quarters reflect the cost of annual maintenance outages at the Chillicothe, OH and Spring Grove, PA facilities which adversely impacted second-quarter 2017 and 2016 results by $22.9 million and $26.3 million, respectively.  In addition to lower spending for the annual maintenance outages, this business benefited from improved operations, cost control actions, and lower incentive compensation aggregating $5.1 million.

Other Financial Information

In the second quarter of 2017, the Company recorded a provision for income taxes of $0.4 million on a pre-tax loss of $6.1 million.  On an adjusted earnings basis, the benefit for income taxes totaled $0.1 million on an adjusted pre-tax loss of $2.7 million.  The effective tax rate on an adjusted loss was 2.0% in the second quarter of 2017 compared to 14.7% on adjusted earnings in the same quarter a year ago.  The change in the effective tax rate reflects the adverse impact of valuation allowances recorded in 2017 for deferred tax assets.

2017 Year-to-Date Results

The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings:

	Six months ended June 30
	2017		2016
In thousands, except per share	Amount	Diluted EPS	Amount	Diluted EPS

Net income	$5,889	$0.13	$18,133	$0.41
Adjustments (pre-tax)
Specialty Papers' environmental compliance	2,480		1,125
Airlaid capacity expansion costs	4,453		257
Cost optimization actions	2,788		88
Timberland sales and related costs	(74)		—
Total adjustments (pre-tax)	9,647		1,470
Income taxes (1)	(999)		(543)
Total after-tax adjustments	8,648	0.19	927	0.02
Adjusted earnings	$14,537	$0.33	$19,060	$0.43

Glatfelter Reports Second Quarter 2017 Results	page 4

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related impact of valuation allowances.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Balance Sheet and Other Information

Cash and cash equivalents totaled $69.4 million as of June 30, 2017, and net debt was $372.5 million compared with $317.2 million at the end of 2016.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during 2017 and 2016 are summarized below:

Capital Expenditures	Three months ended June 30		Six months ended June 30
In thousands	2017	2016	2017	2016

Specialty Papers' environmental compliance projects	$4,156	$22,393	$11,850	$36,786
Airlaid capacity expansion	11,871	5,175	21,421	18,861
Other capital expenditures	18,237	9,529	37,776	24,744
Total capital expenditures	$34,264	$37,097	$71,047	$80,391

Adjusted free cash flow for the first six months of 2017, was $(9.0) million compared with $7.6 million in 2016.  (Refer to the calculation of these measures provided in this release.)

During the quarter, we reached a settlement agreement with Georgia Pacific for claims against each other in the Fox River environmental matter.  Under this settlement, we agreed to pay Georgia Pacific $9.5 million in August 2017.  The settlement had no effect on our overall reserve for the Fox River liability.

Outlook

Composite Fibers’ shipping volumes in the third quarter of 2017 are expected to be approximately 3% higher than the second quarter.  Selling prices are expected to be in-line with the second quarter while raw material and energy prices are expected to be slightly higher. In addition, the Company expects this business unit to incur approximately $1 million of less market related downtime in the third quarter than the second quarter.

Advanced Airlaid Materials’ shipping volumes in the third quarter are expected to be approximately 2% higher than the second quarter.  Selling prices and raw material and energy prices are expected to increase slightly compared with the second quarter.

Specialty Papers’ shipping volumes in the third quarter are expected to be approximately 5% higher than the second quarter of 2017. Selling prices are expected to decline slightly and raw material and energy prices are expected to be up slightly.  In addition, the Company expects to incur $2 million to $3 million of less market related downtime in the third quarter than the second quarter.  Specialty Papers will also benefit about $1 million from the cost reduction actions recently announced.

In connection with its cost reduction actions within Specialty Papers, the Company expects to record one-time charges of approximately $8 million to $9 million primarily during the third quarter, of which approximately $5 million to $6 million will be non-cash.  In addition, costs associated with the Specialty Papers environmental compliance projects and Advanced Airlaid Materials capacity expansion are expected to be $1 million and $4 million, respectively.

Consolidated capital expenditures are expected to total between $130 million and $140 million for 2017 and approximate between $62 million and $72 million in 2018.

The effective tax rate on adjusted earnings is expected to be approximately 35% for the second half of 2017.

Glatfelter Reports Second Quarter 2017 Results	page 5

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its second quarter results.  The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below.  Information related to the conference call is as follows:

What:	Glatfelter’s 2nd Quarter 2017 Earnings Release Conference Call

When:	Tuesday, August 1, 2017, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	45999721

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	August 1, 2017, 2:00 p.m. through August 14, 2017, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	45999721

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, and economic conditions in the U.S., demand for or pricing of its products, market growth rates and currency exchange rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and engineered materials, offering innovation, world-class service and over a century and a half of technical expertise. Headquartered in York, PA, the Company employs approximately 4,300 people and serves customers in over 100 countries. U.S. operations include facilities in Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in China and Russia. Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

Glatfelter Reports Second Quarter 2017 Results	page 6

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended June 30		Six months ended June 30
In thousands, except per share	2017	2016	2017	2016
Net sales	$387,342	$406,413	$778,055	$808,631
Energy and related sales, net	981	2,001	2,110	2,667
Total revenues	388,323	408,414	780,165	811,298
Costs of products sold	357,887	365,691	692,800	710,732
Gross profit	30,436	42,723	87,365	100,566
Selling, general and administrative expenses	31,999	37,191	67,085	69,049
(Gains) losses on dispositions of plant, equipment
and timberlands, net	(58)	2	(26)	26
Operating income (loss)	(1,505)	5,530	20,306	31,491
Non-operating income (expense)
Interest expense	(4,476)	(3,953)	(8,484)	(8,069)
Interest income	45	61	158	152
Other, net	(149)	317	(428)	(383)
Total other expense	(4,580)	(3,575)	(8,754)	(8,300)
Income (loss) before income taxes	(6,085)	1,955	11,552	23,191
Income tax provision (benefit)	(371)	(10)	5,663	5,058
Net income (loss)	$(5,714)	$1,965	$5,889	$18,133

Earnings (loss) per share
Basic	$(0.13)	$0.05	$0.14	$0.42
Diluted	(0.13)	0.04	0.13	0.41
Cash dividends declared
per common share	$0.13	$0.125	$0.26	$0.25
Weighted average shares outstanding
Basic	43,604	43,558	43,593	43,539
Diluted	43,604	44,062	44,449	43,963

Glatfelter Reports Second Quarter 2017 Results	page 7

Business Unit Financial Information

(unaudited)

Three months ended June 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Net sales	$133.1	$136.4	$62.8	$60.8	$191.4	$209.3	$—	$—	$387.3	$406.4
Energy and related sales, net	—	—	—	—	1.0	2.0	—	—	1.0	2.0
Total revenue	133.1	136.4	62.8	60.8	192.4	211.3	—	—	388.3	408.4
Costs of products sold	107.6	109.0	53.0	51.8	195.9	202.9	1.4	2.0	357.9	365.7
Gross profit (loss)	25.5	27.4	9.8	9.0	(3.5)	8.4	(1.4)	(2.0)	30.4	42.7
SG&A	10.8	12.1	2.3	2.2	10.3	14.2	8.6	8.7	32.0	37.2
(Gains) losses on dispositions of plant, equipment
and timberlands, net	—	—	—	—	—	—	(0.1)	—	(0.1)	—
Total operating income (loss)	14.7	15.3	7.5	6.8	(13.8)	(5.8)	(9.9)	(10.7)	(1.5)	5.5
Non operating expense	—	—	—	—	—	—	(4.6)	(3.6)	(4.6)	(3.6)
Income (loss) before income taxes	$14.7	$15.3	$7.5	$6.8	$(13.8)	$(5.8)	$(14.5)	$(14.3)	$(6.1)	$2.0

Supplementary Data
Net tons sold (thousands)	41.9	40.7	25.5	24.4	184.1	194.7	—	—	251.5	259.7
Depreciation, depletion and amortization	$7.0	$7.2	$2.3	$2.4	$7.7	$6.5	$0.7	$0.7	$17.7	$16.8
Capital expenditures	2.1	2.3	12.9	6.1	15.8	28.7	3.5	-	34.3	37.1

Six months ended June 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Net sales	$258.2	$259.9	$122.7	$121.5	$397.1	$427.2	$—	$—	$778.1	$808.6
Energy and related sales, net	—	—	—	—	2.1	2.7	—	—	2.1	2.7
Total revenue	258.2	259.9	122.7	121.5	399.2	429.9	—	—	780.2	811.3
Costs of products sold	207.2	210.3	103.5	104.1	376.0	394.0	6.1	2.3	692.8	710.7
Gross profit (loss)	51.0	49.6	19.2	17.4	23.2	35.9	(6.1)	(2.3)	87.4	100.6
SG&A	21.9	23.2	4.6	4.2	23.8	26.6	16.8	15.0	67.1	69.0
Losses on dispositions of plant, equipment
and timberlands, net	—	—	—	—	—	—	—	—	—	—
Total operating income (loss)	29.1	26.4	14.6	13.2	(0.6)	9.3	(22.9)	(17.3)	20.3	31.5
Non operating expense	—	—	—	—	—	—	(8.8)	(8.3)	(8.8)	(8.3)
Income (loss) before income taxes	$29.1	$26.4	$14.6	$13.2	$(0.6)	$9.3	$(31.7)	$(25.6)	$11.6	$23.2

Supplementary Data
Net tons sold (thousands)	80.7	77.6	50.3	48.9	381.4	400.5	—	—	512.4	527.0
Depreciation, depletion and amortization	$13.8	$14.3	$4.6	$4.7	$14.9	$13.2	$1.7	$1.2	$35.0	$33.4
Capital expenditures	6.8	8.6	23.5	20.7	34.0	50.8	6.7	0.3	71.0	80.4

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Glatfelter Reports Second Quarter 2017 Results	page 8

Selected Financial Information

(unaudited)

	Six months ended June 30
In thousands	2017	2016

Cash Flow Data
Cash provided (used) by:
Operating activities	$28,764	$36,640
Investing activities	(70,964)	(80,638)
Financing activities	52,466	(3,126)

Depreciation, depletion and amortization	34,967	33,411
Capital expenditures	71,047	80,391

	June 30	December 31
	2017	2016
Balance Sheet Data
Cash and cash equivalents	$69,442	$55,444
Total assets	1,641,781	1,521,259
Total debt	441,894	372,608
Shareholders’ equity	685,032	653,826

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure.  The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP.  Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials.  Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods.  For purposes of determining adjusted earnings, the following items are excluded:

•

Specialty Papers environmental compliance. These adjustments reflect non-capitalized, one-time costs incurred by the business unit directly related to the compliance with the U.S. EPA Best Available Retrofit Technology rule and the Boiler Maximum Achievable Control Technology rule.  This adjustment includes costs incurred during the transition period in which the newly installed equipment was brought on-line.

•	Airlaid capacity expansion costs. These adjustments reflect non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Ft. Smith, Arkansas.

•

Cost optimization actions. This adjustment reflects charges incurred in connection with initiatives to optimize the cost structure of certain business units in response to changes in business conditions.  The costs are primarily related to headcount reduction efforts, asset write-offs and certain contract termination costs.

Glatfelter Reports Second Quarter 2017 Results	page 9

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.  Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended June 30		Six months ended June 30
In thousands	2017	2016	2017	2016

Cash from operations	$21,203	$25,199	$28,764	$36,640
Less: Capital expenditures	(34,264)	(37,097)	(71,047)	(80,391)
Add back: Airlaid capacity expansion	11,871	5,175	21,421	18,861
Add back: Specialty Papers' environmental compliance projects	4,156	22,393	11,850	36,786
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	—	—	—	(4,277)
Adjusted free cash flow	$2,966	$15,670	$(9,012)	$7,619

Net Debt	June 30	December 31
In thousands	2017	2016

Current portion of long-term debt	$10,400	$8,961
Long term debt	431,494	363,647
Total	441,894	372,608
Less: Cash	(69,442)	(55,444)
Net Debt	$372,452	$317,164